Exhibit 4.7

Share Restriction Agreement

SHARE RESTRICTION AGREEMENT made this 10th day of February, 2006 by and among (i) CGEN Digital Media Company Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), (ii) holders of Ordinary Shares whose names are set forth under the heading “Management Shareholders” on Schedule I hereto and each person who shall, after the date hereof, acquire Ordinary Shares and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Exhibit A hereto (the persons described in this clause (ii) such persons being referred to collectively as the “Management Shareholders” and singularly as a “Management Shareholder”) and (iii) those persons whose names are set forth under the heading “Investors” on Schedule I hereto (the persons described in this clause (iii) being referred to collectively as the “Investors”).

WITNESSETH:

WHEREAS, the Management Shareholders currently own collectively 97,087,661 ordinary shares, par value US$0.000001 (the “Ordinary Shares”), of the Company;

WHEREAS, certain of the Investors are acquiring simultaneously herewith an aggregate of up to 33,529,746 of the Company’s Series B Redeemable Convertible Preferred Shares, par value US$0.000001 (the “Preferred Shares”), of the Company pursuant to a certain Series B Redeemable Convertible Preferred Shares Purchase Agreement dated as of the date hereof, by and among the Investors and the Company (the “Purchase Agreement”); and

WHEREAS, it is a condition precedent to the closing of the purchase of Preferred Shares pursuant to the Purchase Agreement that this Agreement be entered into by the parties hereto.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Management Shareholders and the Investors agree, by the execution and delivery of this Agreement, as follows:

1. Prohibited Transfers. The Management Shareholders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Shares (as hereinafter defined) owned by them except in compliance with the terms of this Agreement. For purposes of this Agreement, the term “Shares” shall mean and include all Ordinary Shares and Preferred Shares of the Company owned by the Management Shareholders, whether presently held or hereafter acquired. The Company shall not transfer on its books any of its share capital which is subject to this Agreement unless the provisions hereof have been complied with in full. Any purported transfer by a Management Shareholder of share capital of the Company without full compliance with the provisions of this Agreement shall be null and void.

2.	Permitted Transfers.

(a) Anything herein to the contrary notwithstanding, the provisions of Section 1 shall not apply to: (i) any transfer of Shares by a Management Shareholder by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the exclusive benefit of such members; (ii) any transfer of Shares by a Management Shareholder to a trust in respect of which he or she serves as trustee; provided that the trust instrument governing said trust shall provide that such Management Shareholder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement; and (iii) any repurchase of shares of Ordinary Shares by the Company pursuant to the provisions of Section 3 hereof.

(b) In the event of any such transfer, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such transfer, each such transferee shall execute and deliver an Instrument of Accession in the form of Exhibit A agreeing to be bound by the provisions of this Agreement.

3.	Right of Repurchase by the Company of Unreleased Shares.

(a) Repurchase Option. In the event of any termination of a Management Shareholder’s employment by the Company “for cause” (as defined in the employment agreement between the Company and such Management Shareholder) at a time when such person holds any Unreleased Shares (as defined below), the Company shall have, upon the date of such termination (as reasonably fixed and determined by the Company), an irrevocable, transferable option (the “Repurchase Option”) for a period of ninety (90) days from such date to repurchase all or any portion of the Unreleased Shares at the lesser of (x) the price per Ordinary Share in the most recent sale of Ordinary Shares (or implicit in the most recent sale of securities convertible into or exchangeable for Ordinary Shares) in a financing transaction and (y) the price per share of US$0.10301 (as appropriately adjusted for share splits, consolidation, subdivision or similar events) (the “Repurchase Price”). The Repurchase Option shall be exercised by the Company by written notice to the Management Shareholder and by delivery to the Management Shareholder or his executor with such notice of a certified bank check in the amount of the Repurchase Price for the Unreleased Shares being repurchased. Upon delivery of such notice and the payment of the Repurchase Price, the Company shall become the legal and beneficial owner of the Unreleased Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unreleased Shares being repurchased by the Company. Whenever the Company shall have the right to repurchase Unreleased Shares hereunder and the Company shall elect not to exercise the Repurchase Option in full, the Company may designate and assign all or part of the Repurchase Option to one or more employees, officers or Shareholders of the Company.

(b) Release of Shares From Repurchase Option.

(i) Release of Shares. As of the date hereof, fifty percent (50%) of the Ordinary Shares held by each of the Management Shareholders is subject to the Repurchase Option (the “Unreleased Shares”). On the first anniversary of the employment agreement dated on or about January 16, 2006 between the Company and such Management Shareholder, one-third of the original Unreleased Shares held by such Management Shareholder shall be released from the Repurchase Option. On the second anniversary hereof, two-thirds of the original Unreleased Shares held by such Management Shareholder shall be released from the Repurchase Option. On the third anniversary hereof, one hundred percent (100%) of the original Unreleased Shares held by such Management Shareholder shall be released from the Repurchase Option.

(ii) Acceleration. Notwithstanding subsection (i) above, in the event:

(A) of a Company Sale (as defined in the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”)), all of the original Unreleased Shares owned by each of the Management Shareholders shall be released from the Repurchase Option; and

(B) of death or disability of a Management Shareholder, or such Management Shareholder is terminated without Cause prior to an Acquisition, then all of the original Unreleased Shares owned by such Management Shareholder shall be released from the Repurchase Option.

(iii) Termination. This Section 3 shall terminate on the date that all Shares that would be subject to the provisions of this Section 3 have been released from the Repurchase Option in accordance with the terms of this Section 3; provided, however, that the termination of this Section 3 shall have no force or effect on the right of the Company (or its successor) to terminate the employment of a Management Shareholder in accordance with the terms of this Section 3 or the employment agreement between such Management Shareholder and the Company.

4. Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall (except that Section 3 shall terminate in accordance with Section 3(b)(iii) and Sections 6, 7, 12 and 16 shall survive the termination of the other provisions of this Agreement) terminate upon the earliest to occur of the following: (i) the completion of a Qualified Public Offering (as defined in the Charter); or (ii) a Company Sale.

5. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (with written confirmation of receipt) or by telecopy (with written confirmation of transmission) or sent by internationally-recognized overnight courier (with written confirmation of receipt) or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below, in such party’s Instrument of Accession or at such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company, to:

CGEN Digital Media Company Limited

Suite 3293-94, Tower B, City Center of Shanghai

No. 100 Zunyi Rd.

Shanghai 200051, P.R. China

Telephone: +86 21 6237 2200

Telecopy: +86 21 6237 1918

Attention: CEO

with a copy to:

Weil, Gotshal & Manges LLP

4101 CITIC Square

1168 Nanjing Rd. (W)

Shanghai 200041, P.R. China

Telephone: +86 21 3217 4618

Telecopy: +86 21 5292 9166

Attention: David Meredith, Esq.

if to the Investors, to their respective addresses set forth on Schedule I hereto with a copy to counsel to such Investor indicated thereon.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by internationally-recognized overnight courier, on the next business day following such dispatch or three (3) business days after such deposit for international deliveries and (c) in the case of mailing, on the third business day after the posting thereof. A delivery between the People’s Republic of China and Hong Kong shall be considered an international delivery.

6. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

7. Legend. The certificates representing the Shares shall bear on their face a legend indicating the existence of the restrictions imposed hereby.

8. Entire Agreement. This Agreement and the Purchase Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter.

9. Waivers and Further Agreements. Any of the provisions of this Agreement may be waived by an instrument in writing executed and delivered by the holders of not less than two-thirds of Ordinary Shares issuable upon conversion of the outstanding Preferred Shares and the Company’s outstanding Series A Redeemable Convertible Preferred Shares, par value US$.000001 (the “Series A and B Supermajority”), any such waiver binding all parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. Notwithstanding the foregoing, no waiver approved in accordance herewith shall be effective as to any Management Shareholder if such waiver materially and disproportionately (in relation to the holders of Preferred Shares) affects such Management Shareholder.

10. Amendments. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by (i) the Company and (ii) the Series A and B Supermajority. Notwithstanding the foregoing, no amendment approved in accordance herewith shall be effective as to any Management Shareholder if such waiver materially and disproportionately (in relation to the holders of Preferred Shares) affects such Management Shareholder.

11. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

12. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the laws of Hong Kong (without regard to principles of conflicts of laws). Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be one arbitrator. The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. In the course of arbitration, the parties hereto shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

16. JAFCO Rights. Any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (“JIAP”) or any other fund manager of JAFCO or their nominees (“JAFCO Manager”), unless JAFCO has (a) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (b) not given notice to the other parties that such notice which is given under this Section has been revoked.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Restriction Agreement on the date first above written.

CGEN DIGITAL MEDIA COMPANY LIMITED

By:	/s/
Name: Title:

S.I. TECHNOLOGY VENTURE CAPITAL LIMITED

By:	/s/
Name: Title:

SUMITOMO CORPORATION EQUITY ASIA LIMITED

By:	/s/
Name: Title:

JAFCO ASIA TECHNOLOGY FUND III

By:	/s/
Name: Title:

TDF CAPITAL CHINA II, LP

By:	/s/
Name: Title:

TDF CAPITAL ADVISORS, LP

By:	/s/
Name: Title:

HUITUNG INVESTMENTS (BVI) LIMITED

By:	/s/
Name: Title:

REDPOINT VENTURES II, L.P., by its General Partner REDPOINT VENTURES II, LLC REDPOINT ASSOCIATES II, LLC, as Nominee

By:	/s/
Name: John L. Walecka Title:Managing Director

CHAN YI SING

By:	/s/

SCHEDULE I

CGEN DIGITAL MEDIA COMPANY LIMITED

NOTICE SCHEDULE OF MANAGEMENT SHAREHOLDERS AND INVESTORS

COMPANY

CGEN Digital Media Company Limited

Suite 3218-85, 3293-94

Tower B, Center of Shanghai

No. 100 Zunyi Road

Shanghai, 200051 P. R. China

Tel: +8621 6237 0616

Fax: +8621 6237 1918

Attn: Mr. CHAN Yi Sing

MANAGEMENT SHAREHOLDERS

CHAN Yi Sing

c/o Suite 3218-85, 3293-94

Tower B, Center of Shanghai

No. 100 Zunyi Road

Shanghai, 200051 P. R. China

Tel: +8621 6237 0616

Fax: +8621 6237 1918

Attn: Mr. CHAN Yi Sing

TIAN Guan Yong

c/o Suite 3218-85, 3293-94

Tower B, Center of Shanghai

No. 100 Zunyi Road

Shanghai, 200051 P. R. China

Tel: +8621 6237 0616

Fax: +8621 6237 1918

Attn: Mr. TIAN Guan Yong

INVESTORS

S.I. Technology Venture Capital Limited

26/F, Harcourt House

39 Gloucester Road

Wanchai, Hong Kong

Tel: +852 2529 5652

Fax: +852 2520 0128

Attn: Philip P. Zhai, PhD.

Sumitomo Corporation Equity Asia Limited

Suite 602, 6th Floor

One International Finance Centre

One Harbour View Street

Central

Hong Kong

Tel: +852 2295 0300

Fax: +852 2295 0600

Attn: Joe Chang

JAFCO Asia Technology Fund III

c/o JAFCO Investment (Asia Pacific) Ltd.

6 Battery Road

#42-01

Singapore 049909

Fax No.: +65 6221-3690

Attention: The President

with a copy to:

JAFCO Investment (Hong Kong) Ltd

30/F, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Tel: +852 2536-1960

Fax: +852 2536-1979

Attention: General Manager

TDF Capital China II, LP

and TDF Capital Advisors, LP

Unit 2505, K. WAH Center

1010 Huaihai Zhong Road

Shanghai 200031

People’s Republic of China

Tel. No.: +86 (21) 5467-0500

Fax. No.: +86 (21) 5404-7557

Attention: Ian Goh

Huitung Investments (BVI) Limited

Room 39C?No. 18,

Caoxi North Road,

Shanghai 200030

People’s Republic of China

Tel. No.: +86 (21) 64275896-15

Fax. No.: +86 (21) 64865181

Attention: David Tso

Redpoint Ventures II, L.P.

Redpoint Associates II, LLC

3000 Sand Hill Rd.

Buliding 2, Suite 290

Menlo Park, CA 94025

Tel. No.: +1 650 926 5600

Fax.: +1 650 854-5762

Attention: John L. Walecka

EXHIBIT A

Instrument of Accession

The undersigned, _________________, as a condition precedent to becoming the owner or holder of record of ___________________ (            ) shares of the ___________ ordinary shares, par value US$0.000001, of CGEN Digital Media Company Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), hereby agrees to become a Management Shareholder under that certain Share Restriction Agreement dated as of February 8, 2006 as amended from time to time, by and among the Company and other Shareholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Share Restriction Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, under the laws of Hong Kong, as of the date below written.

Signature

(Print Name)

Address:

Date:

Accepted:

CGEN DIGITAL MEDIA COMPANY LIMITED

By:
Name: Title:
Date: